UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2008

TYCO INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836

(Commission File Number)

Second Floor, 90 Pitts Bay Road

Pembroke, HM 08, Bermuda

(Address of Principal Executive Offices, including Zip Code)

441-292-8674

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On February 11, 2008, certain subsidiaries of Tyco International Ltd (the “Company”) entered into a definitive agreement to sell substantially all of the Company’s Infrastructure Services business to AECOM Technology Corporation for approximately $510 million.  A copy of the press release announcing the sale is furnished as Exhibit 99.1 to this report and incorporated by reference in this Item 1.01.

The foregoing description of the purchase agreement and the description of the purchase agreement contained in the press release are qualified in their entirety by the terms of the purchase agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Cautionary Statement

The Purchase Agreement has been included to provide investors with information regarding its terms.  Except for its status as a contractual document that establishes the legal relations among the parties thereto with respect to the transactions described in this Form 8-K, the Purchase Agreement is not intended to be a source of factual, business or operational information about the parties.

The representations, covenants and agreements made by the parties in the Purchase Agreement are made as of specific dates and are qualified and limited.  In addition, certain of the contractual representations of the Purchase Agreement are subject to a standard of materiality that may be different from what security holders may view as material to their interests.  Investors in Tyco’s securities are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their affiliates.

Item 9.01.  Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Description
2.1	Purchase Agreement, dated as of February 11, 2008, by and among AECOM Technology Corporation, Tyco International Finance S.A. and certain other seller parties thereto*
99.1	Press Release issued February 12, 2008

*              Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.
(Registrant)

	By:	/s/ Judith A. Reinsdorf
Judith A. Reinsdorf
Executive Vice President and General Counsel

Date: February 13, 2008